UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -----------------------------------------------------
                                     FORM 15
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Certification  and Notice of Termination of Registration  under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-27972

                             TREGA BIOSCIENCES, INC.
             (Exact name of registrant as specified in its charter)

                             9880 Campus Point Drive
                               San Diego, CA 92121
                                 (858) 410-6500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)     /x/          Rule 12h-3(b)(1)(ii)   / /
                Rule 12g-4(a)(1)(ii)    / /          Rule 12h-3(b)(2)(i)    / /
                Rule 12g-4(a)(2)(i)     / /          Rule 12h-3(b)(2)(ii)   / /
                Rule 12g-4(a)(2)(ii)    / /          Rule 15d-6             / /
                Rule 12h-3(b)(1)(i)     /x/

         Approximate number of holders of record as of the certification or notice date: one

         Pursuant to the requirements of the Securities Exchange Act of 1934, Trega Biosciences, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 14, 2001



TREGA BIOSCIENCES, INC.

By:  /s/ Michael G. Grey
     -----------------------------
    Name:  Michael G. Grey
    Title:    President